EXHIBIT 7 (a) (1)

                            ASSET PURCHASE AGREEMENT

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                            ASSETS PURCHASE AGREEMENT

         This Asset Purchase Agreement is entered into this day by and between STERIDYNE CORPORATION, a Florida corporation ("Seller"), and MEDICAL TECHNOLOGY AND INNOVATIONS, INC., a Florida corporation ("Purchaser").

         WHEREAS, Seller operates a business primarily engaged in the manufacturing and wholesale distribution of the products listed in Schedule A; and

         WHEREAS, Seller owns equipment, inventories, contract rights, leasehold interests, and miscellaneous assets used in connection with the operation of its business; and

         WHEREAS, Purchaser desires to acquire all the assets and certain liabilities of Seller, and Seller desires to sell such assets and liabilities to Purchaser; and

         WHEREAS, said assets and liabilities which are to be purchased by Purchaser will be placed in a newly formed corporation which will be a wholly owned subsidiary of Purchaser (the "Subsidiary").

         NOW THEREFORE, IT IS AGREED AS FOLLOWS:

         SECTION 1. ASSETS PURCHASED; LIABILITIES ASSUMED. Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, all the Seller's assets, including its corporate name, set forth on Schedule 1, and only those liabilities forth on
Schedule 1 annexed hereto. ("A&L"). It is understood that the life insurance policies on the lives of the Seller's Shareholders and any loans due Seller's Shareholders, not in excess of $30,000, are not included in the assets sold to Purchaser.

               1.1      The A&L shall be the initial capital of the Subsidiary.

         SECTION 2. PURCHASE PRICE FOR ASSETS AND LIABILITIES. The purchase price (the "PP") for the A&L shall be $3,500,000.

         SECTION 3. PAYMENT OF PURCHASE PRICE. The PP shall be payable as follows:

               3.1. DEPOSIT. Upon execution of the Agreement, the sum of $25,000 to be held in trust by Purchaser's attorneys Bailey, Fishman, Freeman & Ferrin.

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                 3.2.   ADDITIONAL DEPOSIT. Within 10 days of the expiration of
the Due Diligence Period, an additional $75,000 deposit to be held by Purchaser's attorneys Bailey, Fishman, Freeman & Ferrin.

                 3.2. CASH BALANCE. The cash balance of the purchase price, $3,400,000 shall be paid at closing in the form of a wire transfer, bank, certified or cashiers check.

                 3.4 ADDITIONAL COMPENSATION. In addition to the foregoing, the Purchaser shall pay the Seller an amount equal to 6% of the gross profits of the sale of all existing products of Seller which will, as of the Closing, be owned by Subsidiary, as that term is defined by generally accepted accounting principals ("GAAP"), for the first three years following the Closing. This amount shall be paid quarterly, and may be readjusted quarterly if there is a loss in any preceding quarter.

                 3.5. Adjustment to Purchase Price. In the event that the combined "net" of the assets and liabilities of Seller which are being purchased by Purchaser, determined as of the month immediately prior to of Closing, either increases or decreases by more than 10% from the "net" on Seller's March 1996 balance sheet, the cash portion of the PP shall be adjusted accordingly to reflect said change in excess of the 10%.

         Section 4. EMPLOYMENT AGREEMENTS. At Closing, Purchaser shall enter into the Employment Agreements which are annexed hereto as Exhibit 4.1, 4.2 and
4.3. The parties recognize that each employment agreement contains a non-compet clause, which non-compete clause is incorporated herein and made a part of this agreement.

         SECTION 5. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser as follows:

                 5.1 CORPORATE EXISTENCE. Seller is now and on the Closing Date will be a corporation duly organized and validly existing and in good standing under the laws of the State of Florida. Seller has all requisite corporate power and authority to own, operate and/or lease the Assets, as the case may be, and to carry on its business as now being conducted.

                 5.2 AUTHORIZATION. The execution, delivery, and performance of this Agreement has been duly authorized and approved by the Board of Directors and Shareholders of Seller, and this Agreement constitutes a valid and binding Agreement of Seller in accordance with its terms.

                 5.3    FINANCIAL STATEMENTS. Attached hereto as Schedule

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5.3 B are Seller's unaudited financial statements for the periods March 31, 1996
("Financial Statements"). The Financial Statements are in accordance with the books and records of Seller and are true, correct, and complete; fairly present financial conditions of Seller at the dates of such Financial Statements and the results of its operations for the periods then ended; and were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Since the date of the Financial Statements, there has been no material adverse change in the financial condition of Seller.

                 5.4 TITLE TO ASSETS. Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and, with the exception of those liens and encumbrances listed in
Schedule 1, said Assets are free and clear of liens, pledges, charges, or encumbrances.

                 5.5 BROKERS AND FINDERS. Seller has not employed any broker or finder in connection with the transactions contemplated by this Agreement, or taken action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other like payment.

                 5.6 TRANSFER NOT SUBJECT TO ENCUMBRANCES OR THIRD-PARTY APPROVAL. The execution and delivery of this Agreement by Seller and the consummation of the contemplated transactions, will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets, and will not require the authorization, consent, or approval of any third party, including any governmental subdivision or regulatory agency.

                 5.7 LABOR AGREEMENTS AND DISPUTES. Seller is neither a party to, nor otherwise subject to any collective bargaining or other agreement governing the wages, hours, and terms of employment of Seller's employees. Seller is not aware of any labor dispute or labor trouble involving employees of Seller, nor has there been any such dispute or trouble during the two years preceding the date of this Agreement.

                 5.8 COMPLIANCE WITH CODES AND REGULATIONS. Seller has no knowledge that leasehold improvements violate and provisions of any applicable building codes, fire regulations, building restrictions, or other ordinances, orders, or regulations.

                 5.9 LITIGATION. Seller has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Seller that might result in any material adverse change in the business or condition of Assets being conveyed under this Agreement. Schedule 5.9 sets forth all lawsuits which are pending against the Company.

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                 5.10   ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the
representations or warranties of Seller contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make statements in this Agreement not misleading. Seller knows of no fact that has resulted, or will result in a material change in the business, operations, or assets of Seller.

         SECTION 6. REPRESENTATIONS OF PURCHASER. The Purchaser represents and warrants as follows:

                 6.1 CORPORATE EXISTENCE. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Purchaser has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

                 6.2 AUTHORIZATION. The execution, delivery, and performance of this Agreement has been duly authorized and approved by the Board of Directors of Purchaser, and this Agreement constitutes a valid and binding Agreement of Purchaser in accordance with its terms.

                 6.3 BROKERS AND FINDERS. Purchaser has employed a broker or finder in connection with the transaction contemplated by this Agreement and Purchaser shall be solely responsible for the payment of its fee.

                 6.4 ACCURACY OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties of Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained herein not misleading.

                 6.5 COMPLIANCE WITH LAWS. To the best of Purchaser's knowledge, it is in compliance with all governmental laws, regulations and administrative orders, including those of the NASD and SEC. In that regard, Purchaser has received no notice of any such violations.

                 6.6 LITIGATION. Purchaser has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against Purchaser that might result in any material adverse change in the business or condition of Purchaser.

         SECTION 7. COVENANTS OF SELLER AND SELLER'S SHAREHOLDERS. Seller and Seller's Shareholders agree that between the date of this Agreement and the Closing Date, Seller will:

                 7.1    OPERATION OF BUSINESS. Continue to operate the

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business that is the subject of this Agreement in the usual and ordinary course and in substantial conformity with all applicable laws, ordinances, regulations, rules, or orders, and will use its best efforts to preserve its business organization and preserve the continued operation of its business with its customers, suppliers, and others having business relations with Seller. Seller further covenants that it will not make any extraordinary payments on the life insurance policies of Seller's Shareholders or make any additional shareholder loans.

                 7.2. TRANSFER OF ASSETS. Not assign, sell, lease, or otherwise transfer or dispose of any of the assets used in the performance of its business, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with its normal operation.

                 7.3. MAINTENANCE OF ASSETS. Maintain all of its assets other than inventories in their present condition, reasonable wear and tear and ordinary usage excepted, and maintain the inventories at levels normally maintained.

                 7.4 ACCESS TO PREMISES AND INFORMATION. At reasonable times prior to the Closing Date, Seller will provide Purchaser and its representatives with reasonable access during business hours to the assets, titles, contracts, and records of Seller and furnish such additional information concerning Seller's business as Purchaser from time to time may reasonably request.

                 7.5 EMPLOYEE MATTERS. Prior to Closing, Seller will deliver to Purchaser a list of the names of all persons on the payroll of Seller, together with a statement of amounts paid to each during Seller's most recent fiscal year and amounts paid for services from the beginning of the current fiscal year to the Closing Date. Seller will also provide Purchaser with a schedule of all employee bonus arrangements and a schedule of other material compensation or personnel benefits or policies in effect. Prior to the Closing Date, Seller will not, without Purchaser's prior written consent, enter into any material agreement with its employees, increase the rate of compensation or bonus payable to or to become payable to any employee, or effect any changes in the management, personnel policies, or employee benefits, except in accordance with existing employment practices. Seller and Seller's Shareholders will undertake all action necessary or appropriate to permit Purchaser, if Purchaser so desires, to take over Seller's pension and profit-sharing plan as a successor employer, and will cooperate with Purchaser with respect to this undertaking.

                 7.6 CHANGE OF NAME. On or prior to the Closing Date, Seller will take all action necessary or appropriate to permit
Purchaser to legally commence use of Seller's name on the Closing

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Date. Seller shall cause an amendment to its Articles of Incorporation to be filed with the Florida Secretary of State changing Seller's name so that Buyer can cause the formation of a subsidiary with the name "Steridyne Corporation."

                 7.7 CONDITIONS AND BEST EFFORTS. Seller and Seller's Shareholders will use their best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of Seller and Seller's Shareholders under this Agreement, and will do all acts and things as may be required to carry out their respective obligations under this Agreement and to consummate and complete this Agreement.

         SECTION 8.     COVENANTS OF PURCHASER.

                 8.1 CONDITIONS AND BEST EFFORTS. Purchaser will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of Purchaser's obligations under this Agreement, and shall do all acts and things as may be required to carry out Purchaser's obligations and to consummate this Agreement.

                 8.2. INFUSION OF CAPITAL. Subsequent to Closing, Purchaser shall contribute such amounts to the capital of the Subsidiary as it deems sufficient and necessary in order to properly manufacture and market the Subsidiary's products. While the parties hereto acknowledge that it is impossible, at this time, to determine the amount which will be necessary, nevertheless, Purchaser shall contribute the necessary and reasonably sufficient capital necessary to manufacture and market Seller's and Subsidiary's products.


         SECTION 9. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to purchase the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by Purchaser:

                 9.1 REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER AND SELLER'S SHAREHOLDERS. All representations and warranties made in this Agreement by Seller and Seller's Shareholders shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and, as of the Closing Date, neither Seller nor Seller's Shareholders shall have violated or shall have failed to perform in accordance with any covenant contained in this Agreement.

                 9.2    CONSENTS. Seller shall have used its best efforts

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to help Purchaser obtain the consents of Enterprise Bank and First Union Bank
(collectively the "Loans") to assume the loans with said financial institutions.

                 9.3 CONDITIONS OF THE BUSINESS. There shall have been no material adverse change in the manner of operation of Seller's business prior to the Closing Date.

                 9.4 OPINION OF COUNSEL FOR SELLER. At the Closing, there will have been delivered to Purchaser a signed opinion from counsel for the Seller and Subsidiaries, reasonably satisfactory to Purchaser's counsel, and which opinion is prepared and construed in accordance with the Report on Standards for Florida Opinions dated April 8, 1991 issued by the Business Law Section of The Florida Bar (the "Report"), to the effect that:

                 9.4.1 Seller is a corporation validly existing and in good standing under the laws of the State of Florida.

                 9.4.2 The Seller has the full corporate power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Seller of the transactions herein contemplated have been duly authorized by all necessary corporate action, This Agreement when executed and delivered by the Seller will be a valid and binding obligation of the Seller, enforceable against them in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.

                 9.4.3 The execution, delivery and performance of this Agreement by the Seller do not, and will not, with or without the giving of notice or the lapse of time, or both: (A) result in a violation of the articles of incorporation or by-laws of the Seller; (B) result in a breach of or conflict with any of the terms or provision of, or constitute a material default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Purchaser pursuant to any material note, contract, commitment or other agreement or instrument to which it is a party or by which the Seller or any of its properties or assets are or may be bound or affected, to the best of its knowledge; (C) violate in any material way any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over the Seller or any of its properties or business, to the best of its knowledge; or (D) violate any permit,

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certification, registration, approval, consent or license applicable to the business or properties of the Purchaser, to the best of its knowledge.

                 9.5 NO SUITS OR ACTIONS. At the Closing Date no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

                 9.7 DUE DILIGENCE. From the date hereof to June 30, 1996, Purchaser shall conduct any and all due diligence (the "Due Diligence Period") on the Seller as it deems reasonable and necessary to close the transactions. If during the Due Diligence Period, Purchaser discovers items or materials which were unknown to it at the time of this Agreement, then Purchaser shall have the absolute right, in its sole discretion, and upon Notice to Seller, to terminate and cancel this Agreement. Upon such Notice, Seller shall forthwith be entitled to the full refund of its Deposit. In the event that the Purchaser timely elects to terminate the Agreement pursuant to this Section for other than a material misrepresentation or omission of a material fact, the Purchaser agrees to reimburse the Seller for its reasonable attorneys' fees and costs, not to exceed $25,000. If the Purchaser fails to deliver the written notice prior to July 15, 1996, the Purchaser's right to terminate this Agreement pursuant to this Section shall lapse.

                 9.8 FINANCING CONTINGENCY. The Seller acknowledges that Purchaser has disclosed to it that it seeking equity financing in an amount of not less than $6,000,0000 pay the purchase price herein and for additional capital infusion into Purchaser and In the event that Purchaser has not obtained and closed its equity financing by July 15, 1996, then Purchaser shall have the absolute right, in its sole discretion, and upon Notice to Seller, to terminate and cancel this Agreement. Upon such Notice, Seller shall forthwith be entitled to the full refund of its Deposit. In the event that the Purchaser timely elects to terminate the Agreement pursuant to this Section, the Purchaser agrees to reimburse the Seller for its reasonable attorneys' fees and costs, not to exceed $25,000. If the Purchaser fails to deliver the written notice prior to July 15, 1996, the Purchaser's right to terminate this Agreement pursuant to this Section shall lapse.

         SECTION 10. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to Close this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by Seller:

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                10.1    REPRESENTATIONS, WARRANTIES, AND COVENANTS OF PURCHASER.
All representations and warranties made in this Agreement by Purchaser shall be true as of the Closing Date as fully as though such representations and warranties had been made on and as of the Closing Date, and Purchaser shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

                10.2 OPINION OF COUNSEL FOR PURCHASER. At the Closing, there will have been delivered to Seller a signed opinion from counsel for the Purchaser, reasonably satisfactory to Seller's counsel, and which opinion is prepared and construed in accordance with the Report, to the effect that:

                10.2.1 The Purchaser is a corporation validly existing and in good standing under the laws of the State of Florida.

                10.2.2 The Purchaser has full corporate power and authority to execute, deliver and perform this Agreement and all agreements contemplated by the Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all agreements contemplated by the Agreement by the Purchaser of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action. This Agreement and all agreements contemplated by the Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in connection with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally and the discretion of courts in granting equitable remedies.

                10.2.3 The execution, delivery and performance of this Agreement and all agreements contemplated by the Agreement by the Purchaser do not, and will not, with or without the giving of notice or the lapse of time, or both: (A) result in a violation of the articles of incorporation or by-laws of the Purchaser; (B) result in a breach of or conflict with any of the terms or provision of, or constitute a material default under, or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Purchaser pursuant to any material note, contract, commitment or other agreement or instrument to which it is a party or by which the Purchaser or any of its properties or assets are or may be bound or affected, to the best of its knowledge; (C) violate in any material way any existing applicable law, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties or
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business, to the best of its knowledge; or (D) violate any permit, certification, registration, approval, consent or license applicable to the business or properties of the Purchaser, to the best of its knowledge.

                10.3 DUE DILIGENCE. From the date hereof to July 15, 1996, Seller shall conduct any and all due diligence (the "Due Diligence Period") on the Purchaser as it deems reasonable and necessary to close the transactions. If during the Due Diligence Period, Seller discovers items or materials which were unknown to it at the time of this Agreement, then Seller shall have the absolute right, in its sole discretion, and upon Notice to Purchaser, to terminate and cancel this Agreement. If the Seller fails to deliver the written notice prior to July 15, 1996, the Seller's right to terminate this Agreement pursuant to this Section shall lapse.

                10.4 RELEASE FROM GUARANTIES. Seller's Shareholders have personally guaranteed Seller's debt on its Line of Credit withEnterprise Bank and the Company's mortgage with First Union Bank (collectively the "Loans"). Purchaser and Subsidiary shall assume these Loans and use their best efforts to have both Enterprise Bank and First Union Bank release Seller and its Shareholders from the Loans. In the event that either lender refuses to release Seller and its Shareholders from the Loans, at Closing, Purchaser shall satisfy these obligations in full.

         SECTION 11. RISK OF LOSS. The risk of loss, damage, or destruction to any of the equipment, inventory, or other personal property to be conveyed to Purchaser under this Agreement shall be borne by Seller to the time of Closing. In the event of such loss, damage, or destruction, Seller, to the extent reasonable, shall replace the lost property or repair or cause to repair the damaged property to its condition prior to the damage. If replacement, repairs, or restorations are not completed prior to Closing, then the purchase price shall be adjusted by an amount agreed upon by Purchaser and Seller that will be required to complete the replacement, repair, or restoration following Closing. If Purchaser and Seller are unable to agree, then Purchaser, at its sole option and notwithstanding any other provision of this Agreement, upon notice to Seller, may rescind this Agreement and declare it to be of no further force and effect, in which event there shall be no Closing of this Agreement and all the terms and provisions of this Agreement shall be deemed null and void. If the Purchaser and Seller are unable to agree on an amount required to complete the repairs or restoration, and that amount is less than $50,000, the parties hereto agree to submit the matter to binding arbitration in Palm Beach County, Florida.

         SECTION 12.    INDEMNIFICATION AND SURVIVAL.

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                12.1    SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All
representations and warranties made in this Agreement shall survive the Closing of this Agreement, except that any party to whom a representation or warranty has bee made in this Agreement shall be deemed to have waived any misrepresentation or breach of representation or warranty of which such party had knowledge prior to Closing. Any party learning of a misrepresentation or breach of representation or warranty under this Agreement shall immediately give written notice thereof to all other parties to this Agreement. The representations and warranties in this Agreement shall terminate one year from the Closing Date, and such representations or warranties shall thereafter be without force or effect, except any claim with respect to which notice has been given to the party to be charged prior to such expiration date.

                12.2    SELLER'S AND SELLER'S SHAREHOLDERS' INDEMNIFICATION.

                12.2.1 Seller and Seller's Shareholders each hereby agree to indemnify and hold Purchaser, it successors, and assigns harmless from and against:

                12.2.2 Any and all claims, liabilities, and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of Seller's business prior to the close of business on the day before the Closing Date, except for claims, liabilities, and obligations of Seller expressly assumed by Purchaser under this Agreement or paid by insurance maintained by Seller, Seller's Shareholders, or Purchaser.

                12.2.3 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller and Seller's Shareholders under this Agreement.

                12.2.4 Seller's and Seller's Shareholders indemnity obligations herein shall be subject to the following:

                12.2.5 If any claim is asserted against Purchaser that would give rise to a claim by Purchaser against Seller or Seller's Shareholders for indemnification under the provisions of this Section, then Purchaser shall promptly give written notice to Seller and Seller's Shareholders concerning such claim and Seller and its Shareholders shall, at no expense to Purchaser, defend the claim.

                12.3 PURCHASER'S INDEMNIFICATION. Purchaser agrees to defend, indemnify, and hold harmless Seller and Seller's Shareholders from and against:

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                12.3.1  Any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the business following Closing or arising out of Purchaser's failure to perform obligations of Seller assumed by Purchaser pursuant to this Agreement.

                12.3.2 Any and all damage or deficiency resulting from any material misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Purchaser under this Agreement.

                12.3.3. Any claim by any broker with respect to the transaction contemplated by this Agreement.

        SECTION 13.    CLOSING.

                13.1 TIME AND PLACE. This Agreement shall be closed at the Law Offices of Bailey, Fishman, Freeman & Ferrin, 1400 Centrepark Blvd., Suite 901, West Palm Beach, FL 33401 at 10:00 A.M. on or before August 30, 1996, or at such other time as the parties may agree in writing. If Closing has not occurred on or prior to August 30,1996, then any party may elect to terminate this Agreement. If, however, the Closing has not occurred because of a breach of contract by one or more parties, the breaching party or parties shall remain liable for breach of contract.

                13.2    OBLIGATIONS OF SELLER AND SELLER'S SHAREHOLDERS AT
THE CLOSING. At the Closing and coincidentally with the performance by Purchaser of its obligations described herein, Seller and Seller's Shareholders shall perform all of their obligations described in this Agreement.

         SECTION 14.    MISCELLANEOUS PROVISIONS.

                  14.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

                  14.2 NOTICES. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

         If to Purchaser:            Jeremy Feakins, President
                                     Medical Technology and
                                     Innovations, Inc.
                                     3125 Nolt Road
                                     Lancaster, P.A. 17601

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         Copy to:                    Eric P. Littman, Esquire
                                     1428 Brickell Avenue
                                     8th Floor
                                     Miami, FL 33131

         If to Seller:               George Poncy, Jr., President
                                     Steridyne Corporation
                                     3725 Investment Lane
                                     Riviera Beach, FL 33404

         Copy to:                    Donald J. Freeman, Esquire
                                     Bailey, Fishman, Freeman & Ferrin
                                     1400 Centrepark Blvd.
                                     Suite 901
                                     West Palm Beach, FL 33401

         And to:                     Marvin A. Kirsner, Esquire
                                     Goldberg & Young
                                     721 U.S. highway North
                                     Suite 113
                                     North Palm Beach,  FL 33408

or to such other address as any party furnishes the other in writing.

                14.3 ATTORNEY FEES. In the event of suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court. If any claim or counterclaim is brought pursuant to this Agreement, exclusive jurisdiction and venue shall lie in the state courts of Palm Beach County, Florida. With respect to any all claims or counter claims arising out of this Agreement exclusive jurisdiction and venue shall lie in the state courts of Palm Beach County, Florida and the parties hereto waives their right to a trial by jury therein.

                14.4 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

                14.5 COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday.

                14.6    TITLES AND CAPTIONS.  All section titles or captions

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contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

                14.7 PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

                14.8 ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

                14.9 AGREEMENT BINDING. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.
                14.10 PRESUMPTION. This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any Section thereof was drafted by said party.

                14.11 FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

                14.12 COUNTERPARTS. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

                14.13 PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

                14.14 TITLE INSURANCE. Purchaser shall, at its sole cost and expense, obtain title insurance on the real property now owned by Seller. Within 15 days of the execution of this Agreement, Seller shall deliver to Purchaser the latest title insurance policy on the property which it has in its possession or control. In addition, Purchaser shall pay the documentary stamps on the deed transferring Seller's real property.

                14.15   NON-ASSIGNMENT.  Without the express written

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permission of the other party, this Agreement shall not be assignable by either party.

                14.6 SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

                  MEDICAL TECHNOLOGY AND INNOVATIONS, INC.

                  BY: /s/ JEREMY FEAKINS
                      -------------------------
                  JEREMY FEAKINS, PRESIDENT

                  STERIDYNE CORPORATION

                  By: /s/ GEORGE PONCY, JR.
                      -------------------------
                  GEORGE PONCY, JR., PRESIDENT



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